UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 20, 2012

Masco Corporation

(Exact name of Registrant as Specified in Charter)

Delaware	1-5794	38-1794485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21001 Van Born Road, Taylor, Michigan		48180
(Address of Principal Executive Offices)		(Zip Code)

(313) 274-7400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Masco Corporation has modified our executives’ long-term incentive compensation by establishing a Long-Term Cash Incentive Program (“LTCIP”) for our senior executives, including our executive officers, which provides them with an opportunity to earn a performance award paid in cash. The LTCIP award opportunity replaces a significant portion of the stock options historically granted to our executive officers. Performance awards will be earned only if we achieve long-term growth and profitability, measured by the achievement of return on invested capital (“ROIC”) goals over a three-year period. ROIC was selected because it measures how effectively we are using our capital, and it is a measure that our stockholders and management use to assess our performance. Under the LTCIP, we define ROIC as adjusted after-tax operating profit from continuing operations divided by invested capital. Invested capital includes adjusted shareholders equity plus short-term and long-term debt minus cash.

Under the LTCIP definition, performance will be measured over three annual performance periods, with the average results for the three annual performance periods determining the amount of any award. Performance goals will be established at the start of each three-year period. We will establish a performance award opportunity for each executive officer under the LTCIP based on a percent of his annual base salary. If the threshold three-year average ROIC is attained, the actual award to be made to each executive officer will be determined by multiplying the target opportunity for each executive officer by the payout percentage corresponding to the actual three-year average ROIC achieved. If the ROIC threshold is not achieved, no payments will be available under the LTCIP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MASCO CORPORATION

By:	/S/ JOHN G. SZNEWAJS
Name:	John G. Sznewajs
Title:	Vice President, Treasurer and
Chief Financial Officer

Dated: March 26, 2012